S.M. DEAL & ASSOCIATES
                      PETROLEUM ENGINEERING
               P.0. BOX 1651 PARKERSBURG, WV 26102
                          304 - 428 3754

                         August 18, 1999


TRANS ENERGY, INC.
P. 0. BOX 393
2 1 0 SECOND STREET
ST. MARYS, WV 26170

Gentlemen:

As requested, I have changed my oil and gas reserves evaluation of your properties in Doddridge, Gilmer, Pleasants, Ritchie, Tyler and Wood Counties of West Virginia of April 2nd, 1999. One hundred (100) wells were sold in July, 1999 leaving only twenty seven (27) wells on approximately 2,556 acres in Tyler County at Sisterville, West Virginia. These wells were called Group "B" in the April 2, 1999 evaluation and produce gas and no oil.

The 27 wells are presently producing gas from four wells to CNG through a master meter and listed below:

                                      F. WELLS     -      NO. 1
                                      F. WELLS     -      NO. 5
                                      E. WELLS     -      NO. 9
                                      B. CLARK     -      NO. 1

These 27 wells were drilled about 1890 - 1900 and produced oil and gas from the Big Injun Sand formation as part of the Sisterville Oil Field. There is very little information available concerning the amount and types of casing left in the wells and there are no cementing records. Cementing wells was not done at that time. There has been oil and gas production from the Cow
Run Sand in the area but is not considered as behind the Casing Reserves due to lack of well log information and lack of well casing condition information.

Only gas reserves calculated from the production decline characteristics are considered at this time.

Past production and projected production is shown as TABLE "A" - GAS PRODUCTION.



Gas production, net to Trans Energy, for these 27 wells in their present operating condition is projected from 1/l/99 to 1/l/2009 as shown in TABLE "A".
 Past production, net to Trans Energy, for the 4 wells from February, 1996 to 1/1/99 as shown is:

            Gas               =           66,882 MCF

Projected future production for the 4 wells, net to Trans Energy, to 1/l/2009, is indicated to be:

              Net Gas         =          243,352 MCF


As of 1/1/99, present value of the proven, producing gas reserves of the four producing Sisterville wells is shown as TABLE "B" - PRESENT VALUE OF FUTURE PRODUCTION projected for 10 years at $3.00/MCF, discounted at 10% for present day value, less present operation costs is as follows:

              Net Value        =         $449,882

These properties have a formation depth limitation to the leases and have no proven undeveloped deeper formation reserves. All information for this evaluation was obtained from Trans Energy, Inc.
and accepted as factual.



                              Respectfully submitted,


                              Sam M. Deal, P.E.
                              Number 12887
                              State of Texas





                 TABLE "A" - GROUP "B" - 27 WELLS
                    ANNUAL GAS PRODUCTION MCF

YEAR                     1996      1997      1998     1999      2000    2001

SISTERSVILLE - 27 WELLS

ANNUAL MCF (NET)         20885    20982     25015
EST. FUTURE PROD.                                     27200    26520   25857

NET PRODUCTION                  PAST =         66882





YEAR                  2002     2003      2004     2005      2006   2007    2008

SISTERSVILLE - 27 WELLS

ANNUAL MCF (NET)
EST. FUTURE PROD.    25210     24580    23965     23367     22782   22213  21658

NET PRODUCTION           PROJ. =      243352





                  SISTERSVILLE - 27 WELLS WITH 4 IN PRODUCTION




TABLE - "B" - PRESENT VALUE OF FUTURE PRODUCTION






YEAR             NET GAS     TOTAL    OP   NET     DISC.   PRESENT
                  MCF        REVENUE COSTS INCOME  FACTOR   VALUE

                 4 WELLS     $       $    $         10%    $

1999              27200      81600   1200 80400    0.9091  $73,092
2000              26520      79560   1200 78360    0.8246  $64,616
2001              25857      77571   1200 76371    0.7513  $57,378
2002              25210      75630   1200 74430    0.683   $50,836
2003              24580      73740   1200 72540    0.6209  $45,040
2004              23965      71895   1200 70695    0.5644  $39,900
2005              23367      70101   1200 68901    0.5132  $35,360
2006              22782      68346   1200 67146    0.4665  $31,324
2007              22213      66639   1200 65439    0.4241  $27,753
2008              21658      64974   1200 63774    0.3855  $24,585
TOTAL            243352     730056  12000718056            $449,882